UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 18, 2024

SPRUCE POWER HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38971	83-4109918
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 S Colorado Blvd, Suite 2-825 Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

(866) 903-2399

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SPRU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Spruce Power Holding Corporation (the “Company”) has previously reported that, on March 8, 2021, two putative class action complaints were filed in the federal district court for the Southern District of New York (the “Court”) against the Company and certain of its current officers and directors (the “Class Action Litigation”). The cases were consolidated as In re XL Fleet Corp. Securities Litigation, Case No. 1:21-cv-02171, a lead plaintiff was appointed, and an amended consolidated complaint was filed on July 20, 2021. The amended complaint alleges that certain public statements made by the defendants between September 18, 2020 and March 31, 2021 violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder.

On December 6, 2023, the lead plaintiff and the defendants entered into a Stipulation and Agreement of Settlement (the “Settlement Agreement”) to resolve the Class Action Litigation. On January 18, 2024, the Court preliminarily approved the proposed settlement as being fair, reasonable, and adequate, and scheduled a telephonic hearing for April 30, 2024 at 10:00 a.m. Eastern Time, to, among other things, consider whether to approve the proposed settlement.

Under the terms of the Settlement Agreement, the Company will pay an aggregate of $19.5 million to a settlement fund to settle all claims asserted in the Class Action Litigation, class counsel’s fees, and the costs of administering the settlement.  The Settlement Agreement establishes procedures for the notification of claimants and the administration of the settlement.  The settlement fund will be used to pay notice and administrative fees relating to the Class Action Litigation and to compensate those individuals who were class members during the applicable class period; no amount of the settlement fund will revert to the Company. The settlement fund will be managed by a neutral third-party claims administrator, which will be authorized to communicate with class members and make payments from the fund in accordance with the terms of the Settlement Agreement. The Company’s D&O liability insurers have agreed to and are expected to directly fund approximately $4 million of the settlement fund. The Company will directly fund the remaining approximately $15.5 million. As communicated on November 9, 2023, in conjunction with third quarter 2023 earnings results, the Company accrued for the underlying settlement amount as of September 30, 2023.

The foregoing summary is qualified in its entirety by reference to the Settlement Agreement, which is attached as Exhibit 99.1 to this report and incorporated herein by reference in its entirety.

There can be no assurance as to the ultimate outcome of the Class Action Litigation, including no assurance that the Settlement Agreement will be approved by the Court or that any revised settlement terms, if applicable, will be finalized by the parties and approved by the Court. The execution of the Settlement Agreement does not constitute an admission by the Company of any fault or liability and the Company does not admit fault or liability. If the settlement cannot be finalized by the parties or the Settlement Agreement is not approved by the Court, the Company will defend the Class Action Litigation vigorously and believes there are meritorious defenses and legal standards that must be met for, among other things, success on the merits. If the parties are unable to finalize the settlement, the Class Action Litigation could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Stipulation and Agreement of Settlement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SPRUCE POWER HOLDING CORPORATION

Date: January 22, 2024	By:	/s/ Jonathan Norling
	Name:	Jonathan Norling
	Title:	General Counsel

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